Exhibit (n)

KPMG LLP

Suite 400

1735 Market Street

Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report with respect to the financial statements and financial highlights of the NYLI MacKay Muni Income Opportunities Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 24, 2025